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                              NON-COMPETITION AGREEMENT


     THIS NON-COMPETITION AGREEMENT ("Agreement") is made effective as of the 25th day of September, 1997, by and between Sierra Medical Management, Inc., a Delaware corporation formerly known as Prospect Acquisition Corporation, Inc. ("Sierra Medical Management"), and Jayaratnam Jayakumar ("Employee").


                                   R E C I T A L S

            A. Employee owned 3,032 shares of the issued and outstanding capital stock of Sierra Medical Management.

            B. Employee is exchanging his shares of Sierra Medical Management for those of Prospect Medical Holdings, Inc. pursuant to the terms of that certain Agreement and Plan of Reorganization made and entered into as of September 23, 1997, by and among Prospect Medical Holdings, Inc., Sierra Medical Management, Sinnadurai E. Moorthy, M.D., Karunyan Arulanantham, M.D., and Employee ("Merger Agreement").

            C. All capitalized terms used herein and not otherwise expressly defined shall have the same meanings set forth in the Merger Agreement.

            D.     Employee will benefit from the Merger.

            E. As conditions to the Closing of the Merger Agreement, Employee shall have entered into an agreement in the form of this Agreement to be delivered to Sierra Medical Management, and shall have entered into an Employment Agreement with Sierra Medical Management.

            NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1.   EMPLOYEE'S COVENANTS.

     (a) As a material inducement to Sierra Medical Management to enter into the Merger Agreement and during the term of this Agreement in the Service Area described in Section 4 below and except as set forth herein or as permitted under the Employment Agreement between Employee and Sierra Medical Management, Employee (directly or indirectly through any business, enterprise, venture, partnership, corporation or any other entity controlled directly or indirectly by Employee whether alone or as a partner, stockholder, creditor or otherwise):

            (i) shall not engage or contract for (other than with Sierra Medical Management or any of Sierra Medical Management's Affiliates) any medical management services which are the


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same as or substantially similar to any of the services that Sierra Medical
Management or any of Sierra Medical Management's Affiliates furnishes;

            (ii) shall not solicit or assist any other person to solicit any business relating to a competing line of business (other than for Sierra Medical Management or any of Sierra Medical Management's Affiliates) from any present or potential customer (including all third party payors) of Employee, any other Seller, Sierra Medical Management, or any of their affiliates;

            (iii) shall not commit any other act or assist others to commit any other act which might injure the business of Sierra Medical Management or Sierra Medical Management's Affiliates;

            (iv) shall not directly or indirectly employ, contract, solicit or encourage any employee or other person under contract with Sierra Medical Management or any of Sierra Medical Management's Affiliates to leave the employ of any such entity, except pursuant to the terms of the Merger Agreement; and

            (v) shall not directly or indirectly solicit, request, advise, or encourage any present or future supplier, customer, patient or employee of Sierra Medical Management or Sierra Medical Management's Affiliates (including practices managed by Sierra Medical Management or Sierra Medical Management's Affiliates) to withdraw, curtail, disenroll, or become enrolled with another provider of health care, or cancel its business dealings with Sierra Medical Management or Sierra Medical Management's Affiliates, or take any actions that might impair the relations of Sierra Medical Management or any of Sierra Medical Management's Affiliates and their respective suppliers, customers, employees or others.

     (b) If any term or provision of this Section is determined to be illegal, unenforceable or invalid in whole or in part for any reason, such illegal, unenforceable or invalid provision or part thereof shall be stricken from this Agreement, and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken from this Agreement, in accordance with the provisions of this Section, then the stricken provision shall automatically be replaced to the extent possible, with a legal, enforceable and valid provision which is as similar in tenor to the stricken provision as is legally possible.

2. CONFIDENTIALITY. From and after the Closing Date, Employee shall keep secret and retain in strictest confidence, and shall not use for the benefit of any other party, except for Sierra Medical Management or any of Sierra Medical Management's Affiliates, all confidential matters and trade secrets known to Employee relating to the business and operations of Employee, any other Seller, Sierra Medical Management or any of their affiliates, including without limitation, customer lists, pricing policies, operational methods, utilization data, provider contract terms, patient records, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel designs and design projects, invention and research projects and other business affairs relating to the business and operations of Employee, any other Seller, Sierra Medical Management or any of their affiliates learned by Employee before or after the date of this Agreement, and shall not disclose them to anyone outside of Sierra Medical Management and Sierra Medical Management's Affiliates, provided however, that this section shall not apply to information in the


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public domain or to information that is sought from Employee pursuant to subpoena or court order (but Employee must provide notice to Sierra Medical Management or Sierra Medical Management's Affiliates in order for them to contest such subpoenas or court orders).

3. EMPLOYEE'S REPRESENTATION. Employee specifically acknowledges, represents, and warrants that (i) Employee's covenants set forth in this Agreement are being purchased in connection with the Merger, (ii) such covenants are reasonable and necessary to protect the legitimate interests of Sierra Medical Management, and
(iii) Sierra Medical Management would not have entered into the Merger Agreement in the absence of such restrictions. Employee acknowledges that this Agreement is subject to all representations, warranties and covenants in the Merger Agreement.

4. SERVICE AREA. The Service Area to which Employee's covenants in Section 1 apply is defined as the fifteen (15) mile radius area around 1037 E. Palmdale Blvd., Palmdale, California 93550; 44469 10th Street West, Lancaster, California 93534; and 44471 10th Street West, Lancaster, California 93534.

5. TERM. The term of this Agreement commences as of the day and year first above written and terminates upon the earlier to occur of:

            (i) the date which is five (5) years following the day and year first above written; or

            (ii) the date of the termination or expiration of the Employment Agreement through no fault of Employee; or

            (iii) the date upon which Employer is in material default of any of Employer's obligations under its Employment Agreement with Employee, and Employee terminates the Employment Agreement as a result of such material breach.

6. DEFAULT. Any default by Prospect Medical Holdings, Inc., a Delaware corporation in the payment when due, of any amount owed by Prospect Medical Holdings, Inc., to Employee under the Promissory Note, of even date herewith, issued from Prospect Medical Holdings, Inc. to Employee, in the principal amount of $250,000, which default continues for a period of ten (10) days, shall constitute a default under this Agreement. Upon written notice from Employee of such default, Prospect Medical Holdings, Inc. shall have a thirty (30) day period in which to cure such default. In the event Prospect Medical Holdings, Inc. fails to cure such default within thirty (30) days of such notice, at Employee's option, this Agreement shall terminate and Employee shall have no further obligations hereunder.

7.   MISCELLANEOUS.

     7.1 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs (as applicable), legal representatives, and permitted successors and assigns. No party may assign this Agreement or the rights, interests or obligations hereunder. Any assignment or delegation in contravention of this Section 7 shall be null and void.


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     7.2    COUNTERPARTS.  This Agreement, and any amendments thereto, may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

     7.3 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.4 AMENDMENT. This Agreement may not be amended except in writing and as executed by all parties.

     7.5 TIME OF ESSENCE. Time is expressly made of the essence of this Agreement and each and every provision hereof of which time of performance is a factor.

     7.6 NOTICES. Any notices required or permitted to be given hereunder by any party to the other shall be in writing and shall be deemed delivered upon personal delivery; twenty-four (24) hours following deposit with a courier for overnight delivery; or seventy-two (72) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, return-receipt requested, addressed to the parties at the following addresses or to such other addresses as the parties may specify in writing:

If to Employee:                         Jayaratnam Jayakumar
                                        44343 Soft Avenue
                                        Lancaster, California 93536

With copy to:                           Jack Goldman, Esq.
                                        Arter & Hadden
                                        700 S. Flower Street, 30th Floor
                                        Los Angeles, California 90017-4101

If to Sierra Medical Management:        Gregg DeNicola, M.D.
                                        Sierra Medical Management, Inc.
                                        18200 Yorba Linda Blvd., Suite 409
                                        Yorba Linda, California 92886

With copy to:                           Dale S. Miller, Esq.
                                        Miller & Holguin
                                        1801 Century Park East, Suite 700
                                        Los Angeles, CA 90067

     7.7 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

     7.8 INJUNCTIVE RELIEF. The parties hereto acknowledge and agree that a breach by Employee of this Agreement will cause irreparable damage to Sierra Medical Management, the exact amount of which will be difficult to ascertain, and that remedies at law for any such breach will be


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inadequate.  Accordingly, Employee agrees that if Employee breaches this
Agreement, then Sierra Medical Management shall be entitled to injunctive relief, without bond, and Employee agrees not to assert in any proceeding that Sierra Medical Management has an adequate remedy at law. Employee shall pay the reasonable fees and expenses, including attorneys' fees, incurred by Sierra Medical Management or any successor or assign in enforcing this Agreement.

     7.9 SEVERABILITY. If any provision or portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement will nevertheless continue in full force and effect and shall not be invalidated or rendered unenforceable or otherwise adversely affected, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement. Without limiting the generality of the foregoing, if the provisions of this Agreement shall be deemed to create a restriction which is unreasonable as to either duration or geographical area, or both, the parties agree that the provisions of this Agreement shall be enforced for such duration and in such geographical area as any court of competent jurisdiction may determine to be reasonable.



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     7.10   ATTORNEYS' FEES.  Should either Sierra Medical Management or
Employee institute any action or procedure to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder (including without limitation arbitration), the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including without limitation reasonable attorneys' fees, incurred by the prevailing party in connection with such action or proceeding.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the day and year first written above.

                              "Sierra Medical Management":
                              SIERRA MEDICAL MANAGEMENT, INC.


                              By:  /s/ Jacob Y. Terner, M.D.
                                   -----------------------------------------
                                   Jacob Y. Terner, M.D. Chief Executive Officer


                              "Employee":


                              /s/ Jayaratnam Jayakumar
                              ----------------------------------------------
                              Jayaratnam Jayakumar




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